EXHIBIT 99.3

AMENDMENT TO LLC OPERATING AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Limited Liability Company Operating Agreement of Mt. Hamilton LLC is executed on June 28, 2012, but effective as of the date of fulfillment of the condition precedent described in paragraph 3 below, between its Members, DHI Minerals (U.S.) Ltd., a Nevada corporation (“DHI”), and Solitario Exploration & Royalty Corp., a Colorado corporation (“Solitario”)

RECITALS

A.                DHI and Solitario are the Members of Mt. Hamilton LLC, a Colorado limited liability company, and parties to the Limited Liability Company Operating Agreement of Mt. Hamilton LLC, as amended by (i) that March 11, 2011 Letter Agreement between DHI and Solitario, (ii) that May 17, 2011 Letter Agreement between DHI and Solitario, (iii) that Letter Agreement between DHI and Solitario of even date herewith (collectively, the “Operating Agreement”).

B.                 Pursuant to the Operating Agreement, Solitario has the obligation, subject to the terms and conditions of the Operating Agreement, to fulfill certain Continuing Payment Obligations as defined therein. Among those Continuing Payment Obligations are payments to be made to buy down the production royalty payable to Centennial Minerals Company LLC (“CMC”) under that Mining Lease Agreement between CMC and Diamond Hill Investment Corp. (predecessor-in-interest to MH LLC) dated November 19, 2004, amended by that First Amending Agreement between CMC and DHI US dated April 20, 2005, further amended by that Royalty Reduction Agreement among CMC, DHI US and Ely Gold & Minerals Inc. (“Ely”), dated February 27, 2010, further amended by that Amendment of Lease Agreement and Royalty Reduction Agreement among CMC, DHI US and Ely dated April 28, 2010, and further amended by that Fourth Amendment to Mining Lease between CMC and MH LLC dated May 27, 2011, (collectively, the “Centennial Lease”).

C.                 DHI and Solitario now desire to modify certain of those Continuing Payment Obligations pertaining to the Centennial Lease, as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties agree as follows:

1.                  Section 3.2(c)(iii) of the Operating Agreement is revised to read as follows:

(iii) Phase III Earn-in. Following completion of Phase II Earn-in, Solitario may elect, in its sole discretion, to earn an additional Interest (the “Phase III Interest”) by making the following payments. On or before November 19, 2013, Solitario shall contribute $300,000 to the Company and cause the Company to pay, or in lieu thereof shall pay such amount directly to, Centennial in satisfaction of the $300,000 payment due Centennial on or before such date pursuant to the Centennial Lease. On or prior to the date of commencement of commercial production, as defined in the Centennial Lease, Solitario shall contribute an aggregate of $5,000,000, in three separate payments, to the Company and cause the Company to pay, or in lieu thereof shall pay directly to Centennial, the $2,000,000 first royalty reduction option payment, the $1,500,000 second royalty reduction option payment, and the $1,500,000 third royalty reduction option payment, each as described in the Centennial Lease. On or before November 19, 2014, Solitario shall contribute $300,000 to the Company and cause the Company to pay, or in lieu thereof shall pay such amount directly to,

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Centennial in satisfaction of the $300,000 payment due Centennial on or before such date. The payments referred to in the three previous sentences are collectively referred to as the “Phase III Centennial Payments.” Solitario shall make the following payments to DHI US (the “Phase III DHI US Payments”): (1) on or before February 23, 2014, $250,000 and 50,000 shares of Solitario common stock; and (2) on or before August 23, 2014, $250,000 and 50,000 shares of Solitario common stock. Upon completion of the Phase III Centennial Payments and the Phase III DHI US Payments (collectively, the “Phase III Earn-in Payments”), Solitario shall have earned the Phase III Interest and Solitario’s Interest shall increase to 80% and DHI US’s Interest shall decrease to 20%. In the event that Solitario fails to timely make all of the Phase III Earn-in Payments (after receipt of notice from DHI US and a failure to timely cure such defaults within 30 days, unless Solitario disputes the existence of such a default, in which case that 30-day period shall not start running until after the finding of such a default by the Sole Arbitrator or the Arbitration Panel), Solitario’s Interest shall decrease to 49% and DHI US’s Interest shall increase to 51%. The period from the date of Phase III Earn-in until date that Solitario has earned its Phase III Interest is referred to as the “Phase III Earn-in Period.” The increase in the Interest of Solitario upon the completion of the Phase III Earn-in Payments “Phase III Earn-in” shall be deemed for purposes of this Agreement, including for purposes of maintaining Capital Accounts in accordance with Exhibit C: (1) to the extent of the Phase III Centennial Payments, the issuance to Solitario of an additional Interest in exchange for an additional Capital Contribution, and not the sale by DHI US of any portion of its Interest; and (2) to the extent of the Phase III DHI US Payments, the sale by DHI US of a portion of its Interest. The increase in the Interest of DHI US in the event that Solitario fails to make all of the Phase III Earn-in Payments shall be deemed for such purposes

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as a relinquishment by Solitario to DHI US of a 21% Interest. The Phase I Earn-in Period, the Phase II Earn-in Period and the Phase III Earn-in Period are referred to collectively as the “Earn-in Period.”

2.                  As modified by this Amendment, the parties hereby confirm and agree that all of the terms and provisions of the Operating Agreement are in full force and effect.

3.                  DHI and Solitario acknowledge and agree that this Amendment requires the written consent of Sandstorm Gold Ltd. (“Sandstorm”) pursuant to the terms and conditions of that Net Smelter Returns Royalty Agreement dated June 11, 2012, among Sandstorm, MH LLC and Solitario. DHI and Solitario agree that this Amendment shall not become effective until such consent is received, and that Solitario shall promptly notify DHI upon receipt of Sandstorm’s consent. The parties further agree that the effective date of this Amendment shall be the date of receipt of such consent, and that if such consent is not received this Amendment shall be of no force or effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above, to be effective on the date described in paragraph 3 above.

DHI Minerals (U.S.) Ltd., a Nevada corporation

By:/s/ Trey Wasser

Name: Trey Wasser

Title: Sec/Treas

Solitario Exploration & Royalty Corp., a Colorado corporation

By:/s/ Christopher E. Herald

Name:Christopher E. Herald

Title: President & CEO